MAYTAG CORPORATION AGREES TO ACQUIRE
                  NICHE MANUFACTURER OF COMMERCIAL RANGES


NEWTON, IOWA--(Jan. 15, 1999)--Maytag Corporation today announced it has signed an agreement to purchase Jade Range, a privately held manufacturer of home and commercial appliances, including ranges, grills, and refrigerators. Jade s primary product line is focused on ultra-premium commercial ranges under the Jade brand and commercial-style ranges and outdoor grills for the residential market under the Dynasty brand.
      This acquisition is one more strategic step to invest in high-end brands and complementary product lines in home and commercial appliances,
said Maytag Chairman and CEO Leonard A. Hadley.   We expect this to add to
our cooking product knowledge at Maytag Corporation for Maytag and Jenn-Air brands, as well as in Blodgett Corporation. It is one more piece in a platform for future innovation and customization to meet the needs of our customers.
     Terms of the transaction were not disclosed. Closing is expected to occur in the first quarter of 1999.
     Jade is located in California.
     Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in targeted international markets.


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Media Contact
James G. Powell
Maytag Corporate Communications
515-787-8392
jpowel@maytag.com

Additional Information:   www.maytagcorp.com